EXHIBIT 10.2

$5,800,000.00	July 12, 2013
Woodland Hills, California

TALON INTERNATIONAL, INC.
PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, TALON INTERNATIONAL, INC., a Delaware corporation (“Borrower”), hereby absolutely and unconditionally promises to pay to the order of CVC CALIFORNIA, LLC, a Delaware limited liability company (“Lender” and, together with the Borrower, the “Parties”), in lawful money of the United States of America, and in immediately available funds, subject to Section 3 below, the principal sum of Five Million Eight Hundred Thousand Dollars and Zero cents ($5,800,000.00), together with interest on the unpaid principal balance of this Note, at the rate of One Percent (1.0%) per annum, until paid in full; provided, however, that during the continuance of any Event of Default (as such term is defined in Section 4 below), the unpaid principal balance of this Note shall bear interest at the lesser of Fifteen Percent (15%) per annum or the highest rate permitted by applicable law, which interest shall be payable on demand. Interest shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed.

1.     Maturity Date. The principal amount of this Note, and any accrued but unpaid interest thereon, shall be due and payable in full on January 12, 2014 (the “Maturity Date”).

2.     Method of Payment. All payments of principal, interest and all other amounts payable in respect of this Note shall be made in lawful money of the United States of America to Lender at such address as designated from time to time by Lender in writing to Borrower or by electronic wire funds transfer of immediately available funds pursuant to written instructions provided to Borrower by Lender. If any payment of principal or interest on this Note is due on a day that is not a business day, such payment will be due on the next succeeding business day (with additional interest thereon for the period of such delay).

3.     Prepayments.

3.1     Voluntary Prepayments. Borrower may prepay this Note, in whole or in part, at any time and from time to time in its discretion without premium or penalty. Any partial prepayment shall not affect the obligation to continue to pay in full the amount of the payments hereunder until the entire unpaid principal balance hereof and all accrued interest hereon has been paid in full.

3.2     Mandatory Prepayments. To the extent that, at any time and from time to time while this Note is outstanding, the Borrower and/or any of its subsidiaries receives Available Debt Proceeds, the Borrower shall, immediately upon receipt of Available Debt Proceeds, make a prepayment under this Note in an amount equal to fifty percent (50%) of such Available Debt Proceeds. For purposes of this Note, “Available Debt Proceeds” means any and all aggregate net proceeds received by the Borrower and/or any of its subsidiaries with respect to indebtedness for borrowed money (“Indebtedness”) incurred after the date of issuance of this Note to the extent in excess of the first $1,250,000 (in the aggregate as to all such Indebtedness) of such net proceeds; provided, however, that nothing contained in this Section 3.2 shall be deemed to permit the incurrence of any Indebtedness in violation of Section 4(d) below. In determining the amount of net proceeds, there shall be deducted from gross proceeds only the reasonable costs and expenses incurred by the Borrower and its subsidiaries which are directly related to the subject financing transaction, and no deduction shall be made or taken for any amounts paid or payable to affiliates of the Borrower or any of its subsidiaries (other than payment or reimbursement of incidental travel and entertainment expenses incurred in connection with the subject financing transaction).

3.3     Prepayment Terms and Discounts. Any prepayments of the obligations under this Note shall be applied first to interest and then to principal. Notwithstanding anything to the contrary set forth in this Note, in the event that this Note is prepaid in full in advance of the of the Maturity Date, the following discounts shall be applied to the obligations hereunder: (a) the principal amount of this Note shall be deemed reduced by Two Hundred Thousand Dollars ($200,000) if the entire principal amount (as discounted) and all accrued interest on this Note is paid in full on or prior to September 12, 2013 (the “First Incentive Date”); (b) the principal amount of this Note shall be deemed reduced by One Hundred Fifty Thousand Dollars ($150,000) if the entire principal amount (as discounted) and all accrued interest on this Note is paid in full subsequent to the First Incentive Date and on or prior to October 12, 2013 (the “Second Incentive Date”); and (c) the principal amount of this Note shall be deemed reduced by One Hundred Thousand Dollars ($100,000) if the entire principal amount (as discounted) and all accrued interest on this Note is paid in full subsequent to the Second Incentive Date and on or prior to November 12, 2013.

4.     Defaults. The occurrence of any one or more of the following events will constitute an event of default hereunder (“Event of Default”):

(a)     if Borrower fails to pay when due any payment of principal or interest on this Note; or

(b)     if Borrower, or any subsidiary of Borrower accounting for 5% or more of Borrower’s consolidated gross revenues, under the laws of any jurisdiction: (i) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official with respect to its business or assets; (ii) makes a general assignment for the benefit of its creditors; (iii) admits in writing its inability to pay generally its debts as they mature; (iv) takes advantage, as against its creditors, of any insolvency, bankruptcy or other such law or statute; or (v) institutes a proceeding with respect to Borrower or any such subsidiary, or has an involuntary proceeding instituted against it, seeking a judgment of insolvency, bankruptcy, or any other similar relief under any bankruptcy, insolvency, or other similar law affecting creditors’ rights, or seeking or obtaining the appointment of a receiver, liquidator, trustee, custodian, conservator, sequestrator or other such person with respect to Borrower or any such subsidiary, that (in the case of an involuntary proceeding) is not dismissed within sixty (60) days thereafter; or

(c)     if Borrower pays any dividend or distribution upon or in respect of any of its capital stock, returns any capital or makes any distribution of assets on or in respect of any of its capital stock, redeems any shares of its capital stock, or establishes any sinking fund for any such purpose; or

(d)     if Borrower or any of its subsidiaries, without the express prior written consent of Lender, incurs or becomes obligated in respect of Indebtedness in an aggregate principal amount at any time outstanding in excess of the sum of (i) the then outstanding principal amount of this Note plus (ii) $4,500,000; or

(e)     if Borrower or any of its subsidiaries grants or suffers to exist any lien or encumbrance on any of its assets to secure any Indebtedness which, when aggregated with all other outstanding Indebtedness of Borrower and its subsidiaries, is in an outstanding principal amount in excess of the sum of (i) the then outstanding principal amount of this Note plus (ii) $4,500,000.

Upon the occurrence and during the continuance of an Event of Default hereunder (unless waived in writing by Lender), Lender may, at its option, by written notice to Borrower, declare the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, and all other amounts payable hereunder, immediately due and payable; provided, however, that upon the occurrence of any Event of Default as described in Section 4(b) above, the entire unpaid principal balance of this Note and all accrued and unpaid interest thereon and all other amounts payable hereunder shall automatically become due and payable, without requirement of any notice or demand.

5.     Miscellaneous.

5.1     Expenses. Borrower agrees to pay all costs and expenses (including without limitation attorney’s fees) incurred by Lender in connection with or related to the enforcement of any obligations under this Note, whether or not suit be brought.

5.2     Waiver. All amounts payable under this Note shall be payable in full when due, without deduction or offset. Borrower hereby waives grace, diligence, presentment, demand, notice of demand, dishonor, notice of dishonor, protest, notice of protest, any and all exemption rights against the indebtedness evidenced by this Note and the right to plead any statute of limitations as a defense to the repayment of all or any portion of this Note, and interest thereon, to the fullest extent allowed by law, and all compensation of cross-demands pursuant to California Code of Civil Procedure Section 431.70. No delay, omission or failure on the part of Lender in exercising any right or remedy hereunder, and no forbearance or course of dealing, shall operate as a waiver of such right or remedy or any other right or remedy of Lender.

5.3     Successors; Assignment. All of the terms, agreements, covenants, representations, warranties, and conditions of this Note are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns; provided, however, that Borrower may not assign or transfer this Note or any of its obligations hereunder without the express prior written consent of Lender, which consent may be withheld, conditioned or delayed in Lender’s sole discretion.

5.4     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or if (and then one business day after) it is sent by prepaid nationally recognized guaranteed overnight delivery or courier service such as Federal Express, and addressed to the intended recipient as set forth below:

If to Borrower:

CVC California, LLC
c/o Comvest Capital, LLC
525 Okeechobee Blvd., Suite 1050
West Palm Beach, FL 33401
Attn: Robert O’Sullivan
Telephone: (561) 727-1800
Facsimile: (561) 727-2100

If to Lender:

Talon International, Inc.
21900 Burbank Blvd., Ste. 270
Woodland Hills, CA 91367
Attn: Lonnie Schnell
Telephone: (818) 444-4100
Facsimile: (818) 444-4110

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other notice in the manner herein set forth.

5.5     Time. Time is of the essence in the performance of this Note.

5.6     Headings. The article and section headings contained in this Note are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Note.

5.7     Governing Law. This Note and the performance of the obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles (other than Section 5-1401 of the New York General Obligations Law).

5.8     Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Note shall be valid, unless the same shall be in writing and signed by each Party sought to be bound by such amendment, modification, replacement, termination or cancellation. No waiver by any Party of any default hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

5.9     Severability. If any provision of this Note should be held unenforceable or void, that provision shall be deemed severable from the remaining provisions and shall in no way affect the validity of this Note except that if such provision relates to the payment of any monetary sum, then Lender may, at its option, accelerate this Note and all outstanding principal and accrued interest thereon shall be immediately due and payable.

5.10   Collection Costs. In the event of default or breach by Borrower of any obligations or other provisions set forth in this Note, Borrower agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by Lender in connection therewith.

5.11   Authority. Borrower hereby represents and warrants to Lender that, by its execution below, Borrower has the full corporate power, authority and legal right to execute and deliver this Note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of Borrower without exception or limitation.

5.12   Remedies. The rights and remedies of Lender under and in respect of this Note are cumulative and in addition to any other rights or remedies otherwise available to Lender at law or in equity. Nothing herein will be considered an election of remedies.

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IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first above written.

BORROWER: TALON INTERNATIONAL, INC.

By:	/s/ Lonnie D. Schnell
Lonnie D. Schnell
Its:	Chief Executive Officer

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